Exhibit 4.9

GLOBAL CONNECTIVITY AGREEMENT

This Global Connectivity Agreement (the “Agreement”) is entered into as of October 22, 2015, by and between:

(a)         Banco de Chile, a corporation duly organized under the laws of the Republic of Chile (“Chile”), hereby represented by Mr. Arturo Tagle Quiroz, its General Manager; and

(b)         Citigroup Inc., a corporation duly organized under the laws of the State of Delaware, United States of America (the “United States”), hereby represented by its CEO for Latin America, Ms. Jane Fraser; Banco de Chile and Citigroup Inc. hereinafter jointly referred to as the “Parties” and separately as a “Party”.

BACKGROUND INFORMATION

I.    On December 26, 2007 Banco de Chile and Citibank Chile, a subsidiary of Citigroup, entered into a Merger Agreement to merge both Parties’ operations, where Banco de Chile remained as successor of Citibank Chile’s business;

II.   On December 27, 2007 the Parties entered into a Cooperation Agreement, amended on February 27, 2009 (the “Former Cooperation Agreement”), to regulate, among others, certain common aspects of the direct relation that Banco de Chile, on the hand, and Citigroup, on the other, will have, pursuant to certain agreements between both Parties.  Likewise, on December 27, 2007 the Parties entered into a Global Connectivity Agreement, amended on February 27, 2009 (the “Former Connectivity Agreement”), to establish the relation of the Parties regarding the provision of banking services in Chile and abroad, among others;

III.   In the Former Cooperation Agreement the Parties acknowledged that their relationship would change during time and therefore certain changes to the terms and conditions of the agreements establishing the relation of the Parties would be required, including the Former Connectivity Agreement.  This has occurred from time to time through decisions taken by the Management Committee established in the Former Connectivity Agreement.

IV.  The referred Former Cooperation Agreement and Former Connectivity Agreement shall end, pursuant to their own terms, on January 1, 2016;

V.   The Parties have agreed to enter into a new Cooperation Agreement (the “Cooperation Agreement”) and a new Connectivity Agreement (the “Agreement” or the “Connectivity Agreement”), by means of separate instruments, effective as from January 1, 2016, to keep their relation under these documents.  Such terms and conditions are established herein to define and govern the relation between the Parties as to the provision of banking services in Chile and abroad;

NOW, THEREFORE, and taking into account the background information and the terms and conditions established herein and other valuable considerations received by both Parties, the receipt of which the Parties confirm by means of this agreement, and with the intention that the Parties are legally bounded by the agreements defined herein since the effective date hereof, that is, January 1, 2016, provided this Agreement does not amend any income distribution agreed by the Parties before the date of this Agreement regarding any specific transaction, the Parties agree as follows:

Clauses

First.                  Definitions.  Interpretation.  The following terms as used herein shall have the following meanings:

“Banco de Chile” means Banco de Chile, as indicated in the first paragraph hereof and, in addition, it includes any of its wholly owned subsidiary.

“Banchile” means Banchile Corredores de Bolsa S.A., an affiliate of and wholly owned by Banco de Chile, engaged in the commercial activity indicated in its name.

“Citigroup” means Citigroup Inc. and, in addition, it includes any of its subsidiaries.

“CMB Clients” means those clients that operate financial products and services of Global Capital Markets and Banking and Global Transaction Services.

“Chilean Clients” means current and future clients of Banco de Chile

“GSG Clients” means global corporate clients of Citigroup that are those entities with whom business is done in diverse parts of the world.

“Market Conditions” means those conditions that habitually predominate in the market for a specific type of business between unrelated Parties.

“CIB Division of Banco de Chile” means the Corporate and Investment Banking Division of Banco de Chile.

“IPB Business and Services” means financial services aimed at banking services of natural individual persons at an international level.

“Off-Shore Business” means IPB Business and Services and/or Private banking Business developed outside Chile.

“Private Banking Business” means Financial Business and Services mainly aimed at single persons with high net worth developed outside Chile.

“Cross-border Business and Services” means services of:  (I) Off-shore Corporate and Investment Banking; (ii) Off-shore Private Banking; (iii) International Personal Banking; (iv) Off-shore Global Transaction Services; (v) credit positions of Chilean debtors that Citigroup or its Affiliates have registered outside Chile; and (vi) other services and products agreed on by the Parties.

“Parent Account Managers (PAMs)” means the executives responsible for Citigroup global relations with GSG clients.

“CMB Products” means Financial Business and Services included in the business of:  (I) Global Capital Markets and banking:  in turn composed by services of commercial and investment banking including brokerage activities, advisory services, foreign exchange services, structures products, derivatives, credits, leasing and specific financing operations, and (ii) Global Transaction Services (GTS Products):  composed by the offer of cash management, trade finance and securities services to financial corporations and institutions at a global level.

“IPB BCH Unit” means the Unit in Banco de Chile, which shall serve a liaison between IPB Clients in Chile and IPB in Citigroup.

(c)          Interpretation.  The terms defined herein shall have the same meaning in plural and in singular and in any gender.

(d)         Accounting Terms.  Any accounting terms shall be interpreted pursuant to the Chilean Accounting Principles.

(e)          Annexes.  The following Annexes are attached to this Agreement and are an integral part thereof:

Annex “A”:                              Cross-Border Business and Services

Annex “B”:                              Income Division in Cross-Border Business and Services

Annex “C”:                              Principles of Interaction for Off-Shore Business

Annex “D”:                              Principles of Interaction for Cash Management Business

Annex “E”:                              Principles of Interaction for Securities Services Business

Annex “F”:                               Agreements of the Management Committee that are an Integral Part Hereof

Second.  Aim of Agreement.

(a)         The main objective of this Agreement has been to maintain and increase the level of services and the range of products, the offer of off-shore banking services or those that are aimed for other countries and, in general, to maintain and increase any kind of cross-border business or services on part of Citigroup and its current or future affiliates in favor of Banco de Chile in order to offer them to local and multinational clients of Citigroup and Banco de Chile in all the corresponding areas.

(b)         The aim of this Agreement is to set the terms and conditions to serve as guidelines, ground rules, parameters and guiding principles pursuant to which the future global connectivity relation between Banco de Chile and its wholly owned subsidiaries on one side and Citigroup and its wholly owned subsidiaries on the other shall be governed.

(c)          The Parties recognize and accept that the resulting relation deriving from this Agreement shall experience changes in their specifics and details according to the passage of time, interacting experience and market dynamics, without departing from the fundamental principles agreed hereunder.  To implement said changes both Parties agree to be abide to the Cooperation Agreement.

(d)         At the same time, the aim of this Agreement is, among others, to allow Banco de Chile to be part of the global Citigroup network, to promote a natural transition of GSG Clients who are currently being served by Citigroup in Chile to Banco de Chile and to encourage the partners to direct new business to the partnership to promote wealth creation for both partners.

(e)          The implementation of any regulation, product or activity contemplated herein shall take place in accordance to all relevant legal rules and regulations applicable to each of the above.

(f)           Taking into consideration the special nature and characteristics of the Agreement, the description, terms and conditions of products and services provided herein shall be agreed upon by the Parties and occasionally attached as annexes hereto.  Citigroup shall provide Banco de Chile with periodical updates of all products related to this agreement, in order to contribute to the implementation of the offer to Banco de Chile client base.

Third.            Global Connectivity Principles.

1.                                      CMB Products

(a)         The Global Connectivity Agreement shall apply to all the products and services of the Capital Markets and Banking of Citigroup (CMB) Division and also to the Commercial Banking Division (CMB Products).

(b)         Banco de Chile shall respect and shall comply with all the commitments and mandates assumed by Citibank Chile on or before January 1, 2008.

(c)          Banco de Chile shall offer CMB Clients in Chile all the CMB Products under the terms established and as described in this Agreement.

(d)         Banco de Chile shall offer CMB Clients in Chile all the products and services available at the Citigroup Global Transactional Services business, including with no limitation, Trade Services and Finance abroad, Global Cash Management, Intermediation /Financing Services and Securities and Fund Services SFS, jointly “GTS Products”.  Banco de Chile shall offer global and regional GTS products to its clients based on exclusivity and undertakes not to offer its clients similar products pertaining to Citigroup competitors.  Banco de Chile shall be the sole distributor of GTS products in Chile under the understanding that CMB shall offer and distribute Securities and Fund Services (SFS) and correspondent banking services to financial institutions in Chile.  Banco de Chile shall offer all GTS products under the same terms and provisions that Citigroup offers them to its clients at a global and regional level.  Price setting of the local component of the GTS Products shall take into account the costs of local Banco de Chile network.  The standards and control (compliance) for the SFS services shall be defined jointly with Citigroup.  In any case, the Securities and Fund Services (SFS) shall always be distributed exclusively through Banco de Chile.

(e)          Banco de Chile shall guarantee that overdraft facilities and other accessory lending facilities are provided to CMB Clients, under the understanding that if Banco de Chile refuses to provide such facilities, Citigroup may guarantee, always at the reasonable satisfaction of Banco de Chile, the credit obligations of said client to Banco de Chile, in which case Citigroup shall be entitled to receive 100% of the profits or losses due to providing the relevant product or service.  Banco de Chile shall notice Citigroup the reason of refusing such facilities to said client so Citigroup may take such information into account when deciding to guarantee such obligations.  In these cases, the Parties must agree upon a fee for the use of Banco de Chile capital.  Notwithstanding the foregoing, and even though the granting of a satisfactory guarantee by Citigroup, Banco de Chile shall in no case be obligated to provide overdraft facilities or other accessory credit facilities to CMB Clients, if such provision is against Banco de Chile’s internal policies (save for the credit risk policies related to the individual payment capacity of such client) or against the law or regulation applicable to Banco de Chile.

(f)           Citigroup, through its PAMs, shall inform Banco de Chile of the guarantees and other securities agreed verbally or in writing in relation to the approval of valid credits of Citibank Chile for GSG Clients and shall try to act the same way as CMB would act in the case of its own portfolio.

(g)          Citigroup shall provide Banco de Chile with an inventory of all CMB Products including all regional and global GTS products currently offered to CMB Clients in Chile and shall periodically provide Banco de Chile with updates of CMB Products in order to support the latest developments in the implementation of the offer of said products to Banco de Chile’s client base (including CMB Clients).

(h)         Banco de Chile shall take part in all the regional and global negotiations of GTS Products for CMB Clients in Chile originated by Citigroup and shall take part in the structuring of said negotiations and shall support the Chilean side of said negotiations.

(i)             Likewise, Banco de Chile shall offer CMB Clients Cash Management products and services at a local level.  Banco de Chile shall provide Citigroup with information, be it through the Banco de Chile CIB Division or through the Management Committee (as defined further on) on the most recent updates and innovations in their Cash Management products and services at a local level.

2.                                      Mutual Exclusivity and Certain Exceptions

(a)         All CMB Products shall be offered exclusively by Citigroup to Banco de Chile for Chilean Clients.  In turn, custody services (SFS) shall always distributed exclusively through Banco de Chile for Chilean Clients.

Citigroup shall be free to offer custody services (SFS) to Chilean financial institutions abroad and correspondent bank services to Chilean financial institutions.

(b)         No Citigroup competitor may provide CMB Products through Banco de Chile, including Treasury Products (as defined further on) to Banco de Chile clients.  For the purposes hereof,

Treasury Products shall mean derivatives, foreign exchange operations and other market operations commonly carried out by a bank’s treasury department with its clients.

(c)          Notwithstanding the provisions of letters (a) and (b) above and subject to letters (d), (e) and (g) bellow, each Party (“Offeror”) may offer or provide to any Chilean Client a CMB Product provided by a third party or provided by itself and offered or distributed by another person (in both cases, the “Third Party Provider”) other than the other Party (the “Non-Offeror”) in the following cases:

(i) When there is any legal or regulatory impediment or impediment in the Approved Policies and/or Procedures (as such term is defined in the Association Master Agreement dated July 19, 2007 between Quiñenco S.A., Citigroup and Citibank Overseas Investment Corporation, as amended) affecting the Non-Offeror and preventing Non-Offeror from acting as counterparty of the Offeror or the provider of the relevant Chilean Client´s banking product and/or service, provided such impediments are confirmed in writing by the Non-Offeror to the Offeror within three (3) Banking Business Day (where “Banking Business Day” means any day in which banks keep their offices opened for business to conduct operations related to their business, in jurisdictions where the relevant units of both Parties are based) after being noticed in writing by the Offeror as to the relevant product and/or service, which shall occur before the date in which the Offeror provides the Third Party Provider’s product and/or service to such Chilean Client.

(ii) In case of a product and/or service requested by or offered to a Chilean Client that it is not offered by the Non-Offeror, which Non-Offeror shall confirm in writing within three (3) Banking Business Day after being noticed in writing by the Offeror as to the relevant product and/or service;

(iii) When Chilean Clients spontaneously and specifically request a product and/or service that is offered by a Third Party Provider, indicating the name of such provider, and it does not matter if such product and/or service is offered or not by the Non-Offeror;

(iv) If due to any cause or reason the Non-Offeror decides, due to its own considerations, not to provide to a Chilean Client any product and/or service hereunder (provided Non-Offeror confirms such decision within three (3) Banking Business Day as from the presentation in writing of a proposal by the Offeror addressed to the representatives of the Non-Offeror in the Management Committee, proposal that may be sent to those representatives whether in a meeting of such Committee or otherwise), in which case the Offeror may provide such product and/or service in Chile or abroad by itself or together with one or more Third Party Providers and, in this last case, provided the conditions agreed with such Third Party Providers are not better than the written proposals made to the Non-Offeror for the same product and/or service and Chilean Client;

(v) With the authorization of the Non-Offeror expressed in writing or in a Management Committee (recording it in the minutes of such Committee);

In cases of numbers (i), (ii), (iv) and (v) before, if Non-Offeror does not answer to a proposal by Offeror within the term of three (3) Banking Business Days counted as from the sending of the notice indicated in the next phrase, the Offeror may proceed with the Third Party Provider as applicable.  Written communications and notices made between the Parties under letter (c) shall be addressed to the representatives of each Party in the Management Committee, in a meeting of such committee or otherwise, by any adequate mean including the emails of members.

Notwithstanding the agreements above in this letter (c):  (A) The Parties acknowledge that the spirit of this Agreement is that CMB Products are offered in a manner associated to Banco de Chile and Citigroup, so the Parties agree to use prudentially and in good faith the exceptions, taking into account in particular the interest of the Parties to protect the reputation of the Association; and (B) each Party shall prepare monthly reports to be submitted to the Management Committee informing the number of products and/or services provided by the Party under the exceptions indicated in numbers (i) to (v) of letter (c), under the understanding that such reports shall include at least the following information:  (1) identification of Third Party Providers with whom the Offeror has worked, (2) number of transactions, products or services provided with Third Party Providers, (3) amount of each transaction, product or service provided with Third Party Providers, (4) exception used under this letter (c), and (5) price paid or fee received for each transaction, product or service offered with Third Party Providers, as applicable.

(d)         Each Party shall be given preference above all other providers of correspondent bank services, in terms of the market, including international payments, compensation services in US dollars and other currencies and intermediation services, to the other Party and its affiliates.  This preference, besides being conditioned to the quality of the service, price and Market Conditions in general, shall also be subject to that for each Party the regular flow of business with its correspondent bank network allows such Party to maintain a business reciprocity necessary and regularly required to accede to financing operations and facilities from abroad, taking in consideration the minimum strategic need of diversification of such financing sources.

Therefore, each Party understands and accepts that, if a Third Party Provider offers a financing opportunity abroad, under favorable Market Conditions, the other Party may engage the Third Party Provider based on the above referred diversification need.

(e)          Citigroup is free to offer Cross-border Business and Services in Chile in partnership with Banco de Chile or on its own, as provided for in Annex “A” hereof.  Subject to letter (c) of this clause, Banco de Chile shall commercialize all Cross-border Business and Services with Chilean Clients.  Subject to letter (c) of this clause, all cross-border banking transactions originated by Banco de Chile, such as capital generation and merger and acquisition services, shall be carried out exclusively by CMB.  At the same time, subject to letter (c) of this clause, CMB shall be the sole provider of Cross-border Treasury Products (that is, Treasury Product provided abroad), provided that there is no legal prohibitions for said exclusivity and provided that Citigroup terms are competitive.

(f)           Except as set forth in Section 1, letter (e) above, Banco de Chile may refuse to offer a credit product to a CMB Client due to its own considerations, in the understanding that Citigroup and Banco de Chile shall employ its best efforts to agree the terms pursuant to which Banco de Chile would be willing to participate in said operation and Citigroup shall be entitled to offer said product to such client using the local Citigroup vehicle (or foreign Citigroup means) should Citigroup and Banco de Chile do not reach an agreement in relation to said terms during a specific time.  Banco de Chile shall notify Citigroup the reason due to which it refused to offer such product to such client, so Citigroup may consider such information at the time of deciding to offer such product directly to such client.

(g)          Notwithstanding the provisions of the previous letters, for the particular case of brokerage services, the Parties agree as follows:

(i) Banchile may exempt itself from the exclusivity established hereunder and contract with third parties other than Citigroup for Chilean Clients being individual or Family Offices or investment companies through which they operate, in the following cases:  (x) in case of products that Citigroup has not available; (y) when the price of the product offered by the third part is lower than the same product offered by Citigroup; and (z) when such clients specifically request a product offered by the third party, and it does not matter if this product is offered by Citigroup or not.

(ii) In addition, the above referred exceptions shall be subject to the following other conditions:  (A) Banchile shall maintain the principle of offering always as first option Citigroup products; (B) a protocol shall be implemented, in collaboration of Citigroup and Banchile, which shall be followed by Banchile personnel, in order to comply with the provisions of numbers (i) and (ii) of this letter (g); and (C) Banchile shall prepare for Citigroup monthly reports to be submitted in the Management Committee indicating the number of transactions and their amounts made with third parties under the exceptions established in number (i) of this letter (g).

(iii) In addition, Citigroup shall make reasonable efforts so investments made by Citigroup, whether on behalf of or owned by third parties, in shares quoted in any securities market in Chile, are made through Banchile subject to the following conditions:  (A) that there are no legal, regulatory impediments or rules affecting brokers preventing Banchile from acting as stock broker for Citigroup or the relevant client; (B) that a client of Citigroup is entitled choose other broker to complete its business; (C) that prices charged for these services are market prices (arm’s length); and (D) that the level of service is of excellence, using as reference the best entities engaged in such business in Chile.

3.                                      Technology

(a)         Citigroup shall provide the technological platform for global and regional GTS Products and Treasury products (and other CMB Products should the necessity arise) offered by Banco de Chile to its clients, subject to the technology licensing contracts that Citigroup may deem necessary for Banco de Chile to have access to said platforms in market terms and under the terms agreed upon by Citigroup and Banco de Chile.

(b)         Citigroup shall provide Banco de Chile with updates of any technological platforms necessary to offer GTS products, market products or other CMB products in Chile.

(c)          Banco de Chile shall carry out all the necessary interfaces in its systems platforms such as the current interconnection between Citibank Chile and Citigroup, in order to comply with the global and regional interconnection of Citigroup platforms.

4.                                      Relations with Clients and Staff

(a)         As used herein, “CMB Clients” includes:  (I) CMB Clients including GSG Clients and other CMB clients (such as investors and counterparts); (ii) clients of the commercial banking division of Citigroup; and (iii) Chilean clients of Citigroup corporate and investment banking.  CMB Clients shall be assisted by Banco de Chile under the responsibility of CIB Division of Banco de Chile.

(b)         Banco de Chile shall have permanent and well-trained relations managers, account executives and product sales staff in order to serve CMB clients, optimizing the use of current Citibank Chile infrastructure of the relations managers, account executives and product sales staff so as to provide continuity in client assistance as long as it become practicable always searching for the best personnel for both Citibank Chile and Banco de Chile so as to assist CMB Clients.

(c)          Citigroup shall assist Banco de Chile to implement training programs in order to guarantee that their relations managers, account executives and product sales staff fully understand CMB Products including all global and regional GTS Products.  Banco de Chile and Citigroup shall facilitate international mobility and training opportunities for Banco de Chile employees to work in the international branches of Citigroup and for Citigroup employees to work in Banco de Chile.

(d)         Banco de Chile relations managers and account executives who assist CMB Clients shall permanently keep in touch with PAMs who are in charge of Citigroup relation with GSG clients at a global level.  The aim of this communication exchange is to make sure that the needs of CMB Clients in Chile are fully met when providing Banco de Chile with the information on the CMB products available globally and regionally and when passing on to Banco de Chile key developments related to business evolution of CMB clients that is important for the development of Chilean operations of said clients.  Should it be necessary, CMB and Banco de Chile shall seek the approval of the client to share his or her information.

(e)          At the same time, the PAMs shall inform the CIB division of Banco de Chile of any requirements that CMB Clients might have for their Chilean operations so that Banco de Chile may meet said needs.

(f)           Banco de Chile shall make all the relevant decisions related to its relation with CMB Clients (including, but not limited to the termination of the relation, collections, legal procedures, claim settlements) in coordination with the PAMS for said CMB Clients of the Citigroup CMB Director General for Latin America.

(g)          Banco de Chile and CMB shall permanently keep in touch, be it through the Management Committee or the Citigroup CMB Director General for Latin America or through the communication channel between Banco de Chile CIB Division and the PAMs, in order to supervise all credits and other credit extensions to GSG clients to be able to anticipate any additional increases in lines of credit for CMB Clients in such way that both partner may react to said increases in lines of credit.

(h)         Should Citigroup obtain from its daily global operations with CMB clients any kind of feedback related to the business relation between a CMB Client and Banco de Chile, Citigroup shall provide Banco de Chile with said feedback, subject to prior consent of the client, be it through the PAMs, the Citigroup CMB Director General for Latin America or the Management Committee to the Relations Manager or the Accounts Executive of Banco de Chile or the CIB Division of Banco de Chile.

(i)             Banco de Chile shall carry out all the necessary actions based on the information received from Citigroup in order to meet clients’ requirements and shall always focus on offering high quality products and services to CMB Clients in Chile.  Banco de Chile shall also carry out all the actions necessary to respond to and correct problems detected in CMB Client assistance.  All the above actions shall take into account Banco de Chile profitability.

(j)            The CIB division of Banco de Chile shall be in charge of supervising the evolution of the solving problem process that might arise among CMB Clients.

(k)         Citigroup shall invite Banco de Chile President, Banco de Chile General manager and Banco de Chile CIB division to important internal meetings of Citigroup where the most recent events related to global product and service development are discussed.  Citigroup shall keep Banco de Chile up to date, through the Citigroup CMB Director General for Latin America or the Management Committee, on all the global tendencies of the global business indicators and of Latin America and also on the Citigroup innovation network.

(l)             Each Party shall name respectively a valid interlocutor to interact between Banco de Chile and Citi Private Banking, who shall agree on a coordination system preventing that Banco de Chile offers off-shore products and services to clients having an active relation (last six months) with Citi Private Banking.

(m)     Sale force of Citi Private Banking shall be instructed about the prohibition of prospecting new clients in Chile, except for the case indicated in letter (n) of this clause.

(n)         The offer of Private Banking products and services to new clients in Chile shall only be made through and together with the person of Banco de Chile appointed in letter (l) of this clause.  Those clients having an active relation with Banco de Chile shall be excluded from any prospection, situation that shall be confirmed by the person of Banco de Chile appointed in letter (l) for each prospect proposed by Citi Private Banking.

5.                                      Management Committee

(a)         Citigroup and Banco de Chile established under the Former Connectivity Agreement a Management Committee (the “Management Committee”) comprised of:  (A) Banco de Chile Appointments:  (i) Banco de Chile President; and (ii) Banco de Chile General Manager; and (B) Citigroup Appointments:  (i) CEO of Citigroup Latin America; and (ii) a senior officer of Citigroup appointed by Citigroup as deemed adequate by the CEO of Citigroup Latin America.

(b)         The aim of the Management Committee is:  (i) to review the development of the Business and Cross-Border Services in Chile and the offer of CMB Products including GTS products on part of Banco de Chile; (ii) to promote all the necessary support from both Parties in the development and growth of said activities; (iii) to guarantee that all the necessary sources are duly aligned in order to support the growth of said activities; (iv) to recommend ideas and actions aimed at improving said growth; and (v) to revise and offer advise on key competition issues such as compensation, in order to have the best staff at all times.

6.                                      Support of Coordination of Operations

(a)         Citigroup shall support Banco de Chile providing the teams located in Latin America, Mexico, London and New York in the following activities:

1.                                      The design the account plans for CMB Clients.

2.                                      The development of ideas and operations for CMB Clients.

3.                                      The design of proposed operations of international or global syndicated credits, international or global negotiations of debt or capital market, cross-border (that is, Chile for off-shore markets and off-shore for Chile), mergers and acquisitions or cross-borders derivatives operations.

4.                                      The joint launching of the above mentioned operations, which is the combination of Citigroup and Banco de Chile representatives.

5.                                      Access to necessary research and knowledge of the global industry in order to support design, launch and execution of said operations.

6.                                      The joint execution of the above mentioned operations.

7.                                      The offer of international or global structured notes to Banco de Chile clients, be it to the Corporate Banking segment or the Commercial banking segment in the area of structured notes related to foreign exchange mechanisms, fixed income, capital or commodities or any other type of structured notes or derivative products that both Banco de Chile and Citigroup agree to offer their Chilean clients.

8.                                      Banco de Chile at any time may require any type of assistance for any operation in Chile and Citigroup shall employ its best efforts to offer such assistance.

(b)         Citigroup and Banco de Chile must assist each other in the operation of Chilean market factors in national and international markets, including arbitration instances.

(c)          At the same time, Banco de Chile shall offer all CMB products, including GTS products, international structured notes, Treasury products and selected products of the capital market, to its clients in Chile which are not CBM Clients, such as the clients that belong to the commercial market segment.  Both Parties shall help each other in the design and delivery of said products.  When so requested by Banco de Chile, Citigroup shall provide training to the sales team of Banco de Chile in order to help deliver CMB products to said Banco de Chile clients.

(d)         Banco de Chile and Citigroup shall carry out capital market business, mergers and acquisitions, project financing and other capital market business employing the following methodology:

1.                                      Chilean business to other countries shall be generated by Banco de Chile or through a joint effort of Banco de Chile and Citigroup CMB, and of other countries to Chile by Citigroup CMB.

2.                                      Citigroup CMB and Banco de Chile shall set up teams in order to design and launch operations for Chilean Clients.

3.                                      Both teams shall undertake the necessary efforts to win business and obtain mandates.  The local part shall be led by Banco de Chile and global and regional matters shall be led by Citigroup, and whenever necessary, modifications to local norms and regulations shall be carried out.

4.                                      Both teams, Banco de Chile and Citigroup CMB shall jointly call Chilean Clients for such business and must react at all times at the speed required by such clients.

5.                                      Once the mandate has been obtained, both teams shall focus on implementation.  In case of capital markets global and local business, Banco de Chile shall maintain local books and Citigroup global book in a coordinated manner.

7.                                      Distribution of Income

The distribution of profits between Citigroup CMB and Banco de Chile for Cross-Border Business and Services shall be carried out as set forth in Annex “B” hereof.

The Parties recognize and agree that all those agreements as to income distribution and interaction between the Parties agreed and recorded in the minutes of the Management Committee executed under the Former Connectivity Agreement, as well as the agreements agreed and recorded in the future in the minutes of the Management Committee executed under the Connectivity Agreement, are and will be considered a part of this Agreement, provided the relevant minutes are signed by the members of the Management Committee.  To this end, the Parties agree to include in this Agreement the agreements taken by the Management Committee executed under the Former Connectivity Agreement, identified in Annex F hereto, which becomes an integral part hereof.

Fourth.  Confirmation and Ratification.

The Parties recognize and agree that any references in the Former Connectivity Agreement, as well as in this Agreement, to Banco de Chile and Citigroup consider and have considered since both dates of execution their relevant subsidiaries.

Fifth.  General Stipulations.

(a)         Confidentiality.  1) General.  Each Party hereto agrees to keep confidential and not disclose, and to employ its best effort to guarantee that their subsidiaries and their respective counselor, employees and advisers (the “Receiving party”) keep confidential and not disclose proprietary information to any third party; i) all and any information related to maters of property of the other Party or its respective subsidiaries or its corresponding clients and shareholders (“Informing Party”), obtained either directly or indirectly by the Receiving Party, be it verbally or in writing and before or after the date of this Agreement; ii) all analyses, collection, research and other documents and records prepared by the Receiving Party and whose creation is based on said information or which reflects said information; iii) the existence, the contents and the status of conversations and negotiations present, past or future on the matters included herein or those that have been provided by either Party and/or its subsidiaries and shareholders in the same context; iv) any intellectual or industrial property rights, technological information, technical, economic or market research and business plans or projections prepared jointly by the Parties or in representation of the same, before or after the date hereof, in relation to the matters that are part of this Agreement; and v) any other information related or similar (jointly, Confidential Information) except:  (a) the Agreement, its conditions and terms as soon as it is made available to the Extraordinary Meeting of Shareholders of Banco de Chile which should issue a statement thereon.  (b) if the Receiving Party must disclose said Confidential Information pursuant to relevant Securities Law or any other applicable law or legal sentences in Chile, the United States or any other jurisdiction, only when the Receiving Party has notified in writing the Informing Party of the relevant obligation and has give the other Party the opportunity to express its opinion on the matter to be revealed, opinion that must be taken into consideration; or (c) if said Confidential Information is revealed by the Receiving Party or its representatives, agents or advisers who have the need to know said information for the sole aim of helping the Receiving Party in achieving the objective of this Agreement but only after the Receiving Party has instructed said persons to deal with the Confidential Information under the terms established herein.

2) Necessary measures.  Furthermore, each Party agrees to employ its best efforts so that their subsidiaries and their respective counselors, employees and advisers shall not employ said Confidential Information for any other end than the one established herein and said persons shall comply with the same confidentially obligations as the parts pursuant to this clause.

3) Requirement by Authorities.  In case that either Party should be obligated, through an administrative or judicial resolution dictated by a relevant authority, to disclose any Confidential Information, said Party must notify the other Party of such situation within five (5) working days as of the date it received said notification, or immediately if the request so requires, so that the other Party may carry out the actions it is entitled to in defense of its rights, if possible during the time it has to provide a response, including the issuance of an injunction or other relevant recourse in order to prevent the disclosure of the required Confidential Information.  At the same time, the Party that is to disclose the information must inform the relevant authority that pursuant to the terms and provisions set forth in the Agreement said Party is subject to confidentiality.  At the same time, the Parties express their agreement that as per applicable regulations and when the other Party has had the opportunity to express its opposition, said requirement must be dealt and complied with and this shall not be considered a breach of confidentiality.

4.  Exceptions.  The obligations of this clause shall not be applied to the Receiving Party with respect to:  i) information that is currently or may be part in the future of the public domain due to any reason other than the disclosure thereof, directly or indirectly, by the Receiving Party; ii) information that currently is or may be in the future available to the Receiving Party under terms that do no require confidentiality thereof and that derive from a source other than the Informing Party; provided, however, that the Receiving Party should not be aware that said source is subject to any disposition prohibiting the transfer of said information or that the availability of the information through said source derives, directly or indirectly, from information provided by the Informing Part; or iii) information in relation to which the Receiving Party may duly prove through documents that it knew it before it was disclosed.

5.  Restitution of Confidential Information.  Once this Agreement is no longer in force due to any cause or circumstance, the Receiving Party pledges, at its will, to return to the Informing Party or to destroy to the full satisfaction of the Informing Party all the Confidential Information.

(b)         Survival.  The obligations of each Party hereunder shall remain valid even after the termination of this Agreement for a period of three (3) years as of the date of said termination.

(c)          Assignment.  No Party may assign its rights and obligations hereunder without a previous written consent of the other Parties notwithstanding what has been set forth in the Cooperation Agreement.

(d)         Obligation.  This Agreement is mandatory and for the benefit of the Parties hereto and their respective authorized assignors.

(e)          Entire Agreement.  This Agreement is a total agreement of the Parties in connection with the matters agreed hereunder and, save as otherwise indicated herein, shall render null and void any other previous contract, declaration or agreement between the Parties.  Except as provided in the Cooperation Agreement and in the License Agreement entered into and signed by the Parties on this same date, there are not other terms, obligations, covenants, declarations, affirmations or provisions other than the ones contained herein.  No amendment or modification of this Agreement or a waiver of any of the terms and provisions hereof shall be effective unless it shall be in writing and signed by each Party hereto.

In case of inconsistencies between this Agreement and some of its annexes, the Agreement shall prevail.

(f)           Waivers.  Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement or the failure to exercise any right or claim any compensation as a consequence of non-compliance herewith shall not be considered a waiver or said non-compliance or any future non-compliance of said obligation, covenant, agreement or condition.  No obligation, covenant, agreement or condition hereunder can be waived, modified or amended unless by a written instrument.  The waiver of any non-compliance shall not affect or modify this Agreement unless each and every one of the obligations, covenants, agreements or conditions contained in this Agreement remain effective and they shall suffer consequences in case of any failure tom to comply.

(g)          Modifications.  No authorization or consent to modify, surrender or waive compliance with the terms and provisions hereunder shall become effective unless it shall be in writing and signed by each Party hereto; and even then, said modification, surrender or waiver shall only be effective in a specific case and/ or specific aim for which it was granted.

(h)         Severability.  Should any Agreement be invalid, illegal or unenforceable then such invalidity, illegality or unenforceability shall not affect the rest of the Agreement and shall remain valid and in force.

(i)             Expenses.  Each Party shall bear its own expenses it has incurred in or shall incur in the drafting and negotiation and execution of this Agreement or any other instrument, operation or action required for the same.

(j)            Taxes.  Each Party shall be responsible for the corresponding taxes from the relevant legislation and deriving from any actions and payment established herein.

(k)         Notices.  All notices and communications required or permitted under this Agreement shall be in writing.  Any such notice or communication shall be deemed to have been duly received when personally delivered, by certified or registered mail, facsimile, with receiver’s stamp to the address of the corresponding Party, which unless otherwise stated must be understood as follows:

Banco de Chile:

Ahumada 251

Santiago, Chile

To:  Arturo Tagle Quiroz

Citigroup:

201 South Biscayne Blvd., Floor 29

Miami, Florida 33131

USA

To:  CEO for Latin America

(l)             Language.  This Agreement shall be drafted in Spanish and it may be translated into English.  In case of discrepancies between the two versions, the Spanish version shall prevail as to the intention of the Parties.

(m)     Governing Law and Jurisdiction.  This Agreement shall be subject to the laws of the State of New York.  Any dispute between the parties in connection with this agreement shall be definitively settled under the Rules of Arbitration of the ICC by three arbitrators appointed according to said Regulations.  The arbitration shall be held in the city of Paris and all the procedures shall be carried out in Spanish.  Each party promises to pay an aliquot of administrative expenses and advanced costs of the ICC, unless the arbitrators shall find otherwise in their final award.  The arbitrators may impose in said award payment of attorney’s fees and other costs in favor of the prevailing party, as they deem convenient.  Any Party to this contract shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral referee procedure.

(n)         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and shall produce the same effects as if the signatures contained therein would be placed in a same instrument, but all of such counterparts shall jointly constitute one sole and same instrument.  This Agreement shall be effective once each counterpart of the Agreement signed by each Party is received by fax or email.

IN WITNESS WHEREOF, the Parties hereunto subscribe this Agreement through their duly authorized representatives on the first date indicated above.

Banco de Chile	Citigroup Inc.

Arturo Tagle Quiroz	Jane Fraser
General Manager	CEO for Latin America

ANNEX “A”
Cross-border Business and Services

(a)         All activities related to the exchange rate of the Chilean Peso.

(b)         Any positions that Citigroup might take in books outside Chile for Chilean issuers, be it in the public or private sectors, in securities in fixed income or capital securities.

(c)          Any positions taken in Citigroup books outside Chile in dollars in syndicated credits generated by Banco de Chile.

(d)         Any positions taken in Citigroup books outside Chile for operations in debt markets or international or global capital markets generated jointly with Banco de Chile for Chilean clients.

(e)          Operations that are carried out for non-Chilean clients in relation to Chilean products.

(f)           The portion of Treasury Products outside Chile for clients in Chile generated jointly with Banco de Chile.

(g)          Operation of the international or global portions of debt placement, capital, syndicated credits, international or global mezzanine capital or other forms or debt or capital placement.

(h)         The component outside Chile of international structured notes provided to clients of Banco de Chile jointly by Citigroup and Banco de Chile.

(i)             International portions of cross-border operations of Mergers and Acquisitions.

(j)            Regional and international GTS Products.

(k)         International Personal Banking (IPB).

(l)             The business of North American Branches of Banco de Chile.

(m)     Private banking business outside Chile.

THE CROSS-BORDER BUSINESS AND SERVICES PROVIDED FOR IN PARAGRAPHS (A) TO (E) ABOVE SHALL BE CARRIED OUT DIRECTLY BY CITIGROUP WITHOUT BANCO DE CHILE PARTICIPATION AND THE CROSS-BORDER BUSINESS AND SERVICES PROVIDED FOR IN PARAGRAPHS (F) TO (M) SHALL BE SUBJECT TO THE CONNECTIVITY AGREEMENT.

Annex “B”
Income Division in Cross-Border Business and Services

The compensation provided for in this Annex shall be reviewed on the occasion of each eventual renewal of the Agreement, to reflect the existing Market Conditions prevailing for participating in the Cross-Border Business and Services.  Should there be no agreement as to the compensation, previous stipulated compensations shall apply.  In order to determine the compensation they shall be entitled to receive from Banco de Chile or they shall pay to Banco de Chile in relation to the Cross-Border Business and Services hereunder, the reference to be used shall be based the charges used among the different units of Citigroup provided that such charges reflect Market Conditions.  As to specific Cross-Border Business and Services, the Parties may agree a compensation different than the one that should be paid hereunder, provided there are reasonable reasons to change such compensation and the change is approved in writing by the relevant business or service director of each Party.

The mechanism of transferring expenses and income between the Parties shall be determined as per common agreement by the corresponding area of each organization (Legal Department, Financial Control, Taxes, etc.).  Citigroup shall not be responsible for any kind of taxes (including, but not limited to, withholding taxes) attributed to payments made to Banco de Chile hereunder.  Banco de Chile shall not be responsible for any kind of taxes (including, but not limited to, withholding taxes) attributed to payments made to Citigroup hereunder.

Compensation between Citigroup and Banco de Chile for cross-border business, irrespective of who has granted the power of attorney, shall be as follows:

(i) For M&A Transactions involving a Chilean Client or a Chilean Counterparty, the Parties shall share the Net Income from such transactions pursuant to the following table (Citigroup/Banco de Chile) and this distribution shall be paid as a fee after Citigroup receives the income form the transaction and after the Party entitled to the fee invoices to the other Party:

Client	Counterparty or Asset in Chile	Client in Chile	Counterparty
North America	50/50	50/50	North America
Europe	50/50	50/50	Europe
CEEMEA	75/25	75/25	CEEMEA
Asia	75/25	75/25	Asia
LATAM*	50/50	50/50	LATAM*

*Excluding Chile

“M&A Transactions” are transactions of merger between two legal entities, transactions of acquisition of legal entities or all, or almost all, the assets of a legal entity or a split-off of a legal entity or any other transaction or financial advice similar to such transaction, including “fairness opinions”, valuations and structuring advice.

“Client in Chile” means (i) a legal entity organized in Chile, (ii) Chilean individual(s) or (iii) any other legal entity selling or buying assets that are part of a relevant M&A Transaction, provided they are advised by Citigroup or Banco de Chile.

“Counterparty or Asset in Chile” means the counterparty in a M&A Transaction that is not advised by Citigroup or Banco de Chile and that is (i) a legal entity organized in Chile, (ii) Chilean individual(s) or (iii) any other legal entity selling or buying assets in Chile that are part of a relevant M&A Transaction.

If the M&A Transaction is a multinational transaction in which part of the assets being part of the transaction are located in Chile, income generated by the transaction to be shared by the Parties, in accordance with the above referred distributions, shall be calculated over the portion of assets located in Chile.

For M&A Transactions, “Net Income” means income received by Citigroup from the client for the transaction, after deducting (i) transaction expenses, including any type of “finders fee” to be paid to a third party other than Citigroup (including Morgan Stanley Smith Barney), provided these expenses do not include corporate allocation, fixed expenses or general internal expenses of Citigroup, and (ii) remunerations to internal sale forces of Citigroup, provided such remuneration are previously discussed with Banco de Chile and they are market remunerations.

(ii) For syndication of cross-border loans for Chilean Clients, Banco de Chile may (i) participate as a joint-underwriter in the transaction (“Risk Option”) or (ii) refer the underwriting to Citigroup (“No Risk Option”).  Fees to be paid to Banco de Chile shall be based on the chosen option.  Banco de Chile shall inform its choice to Citigroup no later than 5 days after a power of attorney is granted to Citigroup or Banco de Chile.

Fees to be received by Banco de Chile shall be calculated based on the fees paid by client.  Such fees shall be separated in two components:  (i) the average fees to be paid to the banks for being part of the syndicate (“Syndication Fee”), including Citigroup and Banco de Chile, if they are members of the syndicate, and (ii) the difference between the total fee paid by client for the transaction (“Total Fee”) and the Syndication Fee, after deducting direct expenses of the transaction not reimbursed by client and paid to a third party other than Citigroup, provided theses expenses do not include corporate allocation, or fixed expenses or internal general expenses of Citigroup (“Structuring Fee”).

The fees shall be calculated as follows:

1.                                      Syndication Fee received by each bank shall be of each bank, and will not be part of the fees calculation.

2.                                      Citigroup shall keep 100% of the Structuring Fee.

3.                                      If Banco de Chile chooses the Risk Option, the fee of Banco de Chile shall be of 50% of the Structuring Fee, provided it is positive.  If Banco de Chile chooses the No Risk Option, its fee shall be of 35% of the Structuring Fee, provided it is positive.  If Banco de Chile participates as creditor bank in the syndicate, the fee shall be paid as “co-leader”.  If Banco de Chile does not participate in the syndicate as creditor, the fee shall be paid as “originator”.  Banco de Chile shall invoice the fees as soon as possible after the transaction closing.

If Banco de Chile chooses the Risk Option, Banco de Chile, the same as Citigroup, shall be a member of the syndicate with a minimum share of 10%.  In these transactions, Banco de Chile shall assume the underwriting risk, that is, if the placement is not successful Banco de Chile will book 50% of the loan percentage not placed in the market at the time of the closing.

If Banco de Chile chooses the No Risk Option and if the Syndication Fee is higher than the Total Fee, Citigroup shall be responsible for the difference.  In these transactions, each Party shall decide whether to participate or not in the syndicate pursuant to their own credit criteria and Banco de Chile shall not assume any underwriting risk.  Banco de Chile shall inform to Citigroup the reason of its decision of not being a member of a syndicate.

In any of the options, the Structuring Fee shall always be available for being distributed to the syndicate if necessary to complete the loan syndication.

(iii) International Bonds and International Capital.  For placements of bonds or capital, Citigroup shall receive 100% of the fees paid by client (“Gross Fees”) for the placement (or if it is a placement with several main placement agents, Citigroup fees shall be prorated).

After totally concluding the placement of bonds or capital and after Citigroup is paid, Citigroup shall notice to Banco de Chile the Gross Fee and the Placement Expenses at that time (or an estimate of these expenses) (“Net Fees”).

“Placement Expenses” shall include:  (i) direct expenses incurred in the transaction by Citigroup, or by Banco de Chile, provided Banco de Chile has previously consulted with Citigroup, including any kind of fee to be paid to a third party other than Citigroup (including Morgan Stanley Smith Barney), (ii) fees to be paid to internal sale forces of Citigroup, provided such fees are previously discussed with Banco de Chile and are market fees, (iii) stabilization losses or profits of Citigroup during the 90 days following the placement closing, and (iv) any losses or profits incurred by Citigroup in relation to bonds or capital not placed in the market on the closing day (and, regarding securities still not placed, including the stabilization, 90 days after closing, such losses or profits shall be calculated over the “mark-to-market” value of such securities compared with the issuance price).  Placement Expenses shall never include corporate allocations, fixed expenses or internal general expenses of Citigroup.  Citigroup shall be responsible for any placement risk in the secondary market after the first 90 days have elapsed.

The fees paid by Citigroup to Banco de Chile for referring a placement of bonds or capital shall be of 25% of the Net Fees, if positive.  If Net Fee is negative, Banco de Chile shall not receive any referral fee and Citigroup shall be responsible for the difference.  Banco de Chile shall invoice the fees as soon as possible after Citigroup informs to Banco de Chile the Net Fee.

Risk Option

Banco de Chile shall also have the option of referring a placement taking the risk of such placement (“Risk Option”).  If such option is exercised, Banco de Chile shall give written notice to Citigroup informing its decision no later than five days after Citigroup has been awarded with the mandate for the referred placement.  For transactions in which Banco de Chile has chosen the Risk Option, Citigroup shall pay a fee before December 31 of each year for all the transaction closed between December 16 of the previous year and December 15 of the relevant year (if placements are not successful, the closing date shall be the date in which the securities placement is finished or 90 days after the issuance, whichever occurs first).

When Banco de Chile chooses the Risk Option, the fee to be paid to Banco de Chile shall be 50% of the Net Fees (if positive) of all transactions closed during the year that are part of the Risk Option (netting profits and losses of such transactions).  If at the end of the year the Net Fee is negative, such losses shall be transferred to the next year, that is, that the Net Fee shall begin in a deficit position.  If there is a deficit, the Parties shall negotiate in good faith the best way to increase the fees received by Citigroup regarding the bonds or capital transactions to eliminate the deficit during the following year.

(iv) Derivatives.  In case of derivatives issued by Citigroup Treasury for Chilean clients, the Parties shall share the income related to the “commercial spread” in equal parts (50% and 50%), once Citigroup have deducted the credit provisions due to derivatives (Credit Market Value Adjustment, or “CMVA”) applicable to each transaction.

This applies to derivative operations closed between clients of Banco de Chile and Citigroup and its subsidiaries or affiliates, including also derivative transactions closed between clients of Banco de Chile and Citigroup Chile S.A.

In case of transactions with clients of Banco de Chile booked in Banco de Chile but hedged by Citigroup, the same income distribution shall apply.  However, in these cases, the CMVA shall be deducted by Banco de Chile.

Citigroup shall be responsible — directly or through Banco de Chile — for providing to the client all information and documentation required to close and follow up this business referred to Citigroup pursuant to the best market practices on this matter.

(v) Others.  If credit operations include a derivative in their structure, it is proposed that such derivatives have the same treatment agreed for derivatives and described in (iv), discounting the CMVA.  The fee to be distributed to Banco de Chile shall never be higher than 50% of the fees received by Citigroup.

(b) These terms and provisions are subject to completion and amendment from time to time based on future business conditions and implementation.

Both Parties shall negotiate any future amendment diligently and in good faith.

ANNEX “B-1”
OFF SHORE BUSINESS COMPENSATIONS
IPB AND PRIVATE BANKING

For the IPB (BCH) Business Unit we propose as follows:

(i)             Banco de Chile shall receive income equivalent to the total cost (direct and indirect) of the IPB BCH Unit plus 10%.  This income shall derive from Citibank USA and shall be equivalent to the direct and indirect costs of keeping the necessary structure in Chile in order to carry out business, increased by 10%.

(ii)          Additionally, for new Chilean clients, Banco de Chile shall receive as income 50% of the net margin generated by the off-shore business for new IPB products clients (those not included on the original RUTs lists).  The total involved cost has been estimated at 40% of the gross margin and aid estimation shall be reviewed at the end of each year.

For the Private Banking Business we propose as follows:

(i)             Private Banking Business:  For all Private Banking Business conducted by new Chilean Clients, it is agreed a distribution of 50% of the net margin generated by these new clients, initially assuming a 73% efficiency index.  The Parties shall also negotiate in good faith to agree on a referral fee that Banco de Chile shall pay to Citigroup when Citi Private Banking clients are referred to Banco de Chile and become clients of such bank.

(ii)          Investment Banking Business:  About referrals of corporate and investment banking business, Citi Private Banking and the Investment Banking Division of Banco de Chile shall continue working together and, in case of income sharing, they will observe the existing agreements contained in the Global Connectivity Agreement.  Any referral fee received by Citi Private Banking, for a Cross-Border Business or Service shall be discounted from the amount received by Citigroup under the Global Connectivity Agreement and, in any case, it will always have a maximum cap for Citi Private Banking of 20% of the total fee and a maximum amount, initially fixed in US$1 million.  The final percentage of this referral fee shall be determined by the Investment Banking Division of Banco de Chile.

Annex “B-2”
Remuneration Agreements - Cash Management Business

For the Cash Management area, it is proposed as follows:

(i)             New Client means any TIN opening an account or off-shore service, that has not been part of the list of clients with account opened in Citibank NY, Citibank London or in Banco de Chile NY and Miami as of December 31, 2007.

(ii)          As provided in the Connectivity Agreement, for new clients, Banco de Chile shall receive a referral fee of 50% of the net margin generated by such clients.  Net margin means the spread obtained for the average balances kept in the accounts related to the service plus any fee or other income obtained for International or Global Cash Management, for those clients in the products less the related total management cost.  The related total management cost has been estimated in 50% of the gross margin obtained.  The 50% factor shall be reviewed at the end of the first year.

(iii)       Banco de Chile shall maintain the Cash Management area in charge of the maintenance, service, implementation and sales for international cash management clients existing as of December 31, 2007 (former Banco de Chile NY and Miami and Citi clients).  Citi shall quarterly reimburse to Banco de Chile an amount equivalent to the total local cost of the area, plus 10% and any related tax.  “Cost” means any expenses assigned to the cost center created to that end, such as:  direct salaries, bonuses and/or awards, legal or voluntary profit sharing, compensations, general expenses, training, taxes and others.

(iv)      Operation losses shall be shared 50/50, unless the Parties agree otherwise.  The Parties shall work in good faith to allocate losses considering the Party that has caused such losses.

Annex “C”
Principles of Interaction for Off-shore Business

(A)       Business Units:  The IPB BCH Unit shall be created, which shall depend from the Personal and Corporate Banking division.  Its main function shall be to liaise between clients who keep a banking and/or investment relation through Citigroup.

(B)       Segmentation:  IPB BCH Unit shall liaise with:  (i) Citigroup off-shore clients; (ii) Banco de Chile off-shore clients; and iii) IPB Product Clients.

(i)             Citigroup off-shore clients:  current Citigroup off-shore clients whose banking and investment products outside Chile shall be monitored by IPB BCH Unit.

(ii)          Banco de Chile off-shore clients:  clients of the New York and Miami branches that Citigroup has acquired through the Asset Purchase and the Assumption of Liabilities Agreement whose banking and investment products outside Chile shall be monitored by IPB BCH Unit.

(iii)       IPB Product Clients:  news clients with off-shore investment assets below US$ 500,000 referred by the distribution network of Banco de Chile where they have been offered a Citigroup current account of Citigroup investment products outside Chile, generically “IPB Products”.

In order to identify the current clients the Parties shall prepare lists of respective clients of (1) Citigroup off-shore clients and (2) Banco de Chile off-shore clients, as defined above.

(C)       Network:  the Banco de Chile distributions network—bank branches and Banchile — shall refer off-shore business.  This may be done through three channels:  the accounts executive in the Bank, the investment executive in the bank, and the investment executive in Banchile.

IPB BCH Unit investment executives may form part of the above indicated distribution network depending on the critical client mass susceptible to IPB product offer.

(D)       Goals:  Goals shall be set up for named references and also goals for IPB BCH Unit to refer on-shore business to other Banco de Chile or Banchile units.

(E)        Platform:  Citigroup shall employ its best effort to offer a platform that can offer the best conditions (and Market Conditions) in relation to costs, products, service level, and effectively open architecture in such a way that Banchile may use the same platform that IPB BCH Unit.

(F)         Client relations:  IPB BCH Unit staff may take part in visits to clients accompanying Banco de Chile o Banchile executives.  The visits will be led by the Banco de Chile o Banchile executives.  Citigroup executives may not contact a client in Chile directly, without the participation or specific authorization in writing of Banco de Chile.  A spirit of collaboration and coordinated team work shall prevail at all times among all the areas that carry out investment business (both local and international) within Banco de Chile in order to avoid situations that might have a negative impact on the client or inter are relations.

(G)       Measuring:  Each quarter Citigroup shall inform Banco de Chile of the income obtained in its off-shore business for new IPB BCH Unit clients and Banco de Chile shall inform all the costs associated with the IPB BCH Unit structures, having to pay such respective compensations within a month immediately after the respective quarter.  The Parties in good faith agree to establish the necessary mechanisms to validate information generated.

(H)      Even though the IPB BCH Unit shall hierarchically report to Banco de Chile, by its nature, there will be coordination with the global Citi organization, which under no point of view shall be functional dependence or a direct reporting relation.

(I)           It is the intention of the Parties for the on-shore and off-shore business to grow and in such sense the coordination for cross-over products and their sale is of utmost importance.

(J)           The Parties agree and incorporate in the annex hereto a document that shall detail all the necessary services to develop the business set forth in this paragraph efficiently.

Annex “D”
Principles of Interaction for Cash Management Business

Business unit:  Banco de Chile shall create a section to provide global or international cash management services.  Its main duty shall be to provide sale, implementation, support and maintenance services for this service.

Personnel:  The main duty of Banco de Chile personnel assigned to this section shall be:  (i) to refer local clients to the global or regional cash management service; (ii) to conduct compliance duties for the new clients; and (iii) to provide support, conduct investigations and process phone consults.  In particular, the support area shall have the duties of specialized sale, implementation, dealing and obtaining of power of attorneys, pre and post-sale support; as well as the coordination of local cash management for global clients.

Goals:  Goals for the indicated references shall be established, as well as goals so the section refers local business from regional clients of Citigroup to other units of Banco de Chile, which shall be agreed by a joint GTS business coordination committee.

Measurements:  Citigroup shall quarterly report to Banco de Chile the income obtained in its cash management business from new clients (as defined in paragraph i of Annex “B-2”), and Banco de Chile shall report the total costs related to this section, and relevant netting shall occur within the month immediately following the closing of the relevant quarter.  The Parties in good faith agree to establish the mechanisms required to validate the information generated.  The exchange of information shall be the one defined in the Cooperation Agreement.

Systems:  Systems provided by Citigroup required to operate these services are identified in the schedules to the Master Services Agreement by and between Banco de Chile and Citigroup (“MSA”):  “ACASH, Schedule 2.3.2”, “GTS Cash Products, Schedule 2.3.4”, and “International Cash 2.3.3”.

Subordination:  Even though this section shall hierarchically report inside Banco de Chile, by its nature, there will be coordination with the global Citigroup organization, which under no circumstance shall constitute a functional or direct reporting subordination.

Others:  The Parties shall agree on and include through a Schedule to the MSA, a document detailing the services required to develop the business indicated herein.

Annex “E”
Principles of Interaction for Securities Services Business

Business unit:  Banco de Chile shall maintain a section to provide custody services for public offering securities, liquidation of transactions and fiduciary duties (jointly, “Securities Services”).  Its main duty shall be to provide services for the custody of securities for local and foreign clients, as well as subcontracting custody services and services for liquidation of transactions for Citigroup.  It is set on record that custody services and services for liquidation of transactions for foreign clients shall be offered through the subcontracting structure of Citigroup.

Income:  Banco de Chile shall not share any income generated by the Securities Services section related to its business in Chile (“on-shore”).  Likewise, Citigroup shall not share any income generated by the Securities Services business abroad (“off-shore”).

On-shore Securities Services:  It includes the following services:

(i) Custody and liquidation of transactions for Chilean assets.

(ii) Local custody for depositary banks (issuers of shares depositary receipts) of ADRs and similar foreign issuances.

(iii) Agency mandates and fiduciary duties.

Off-shore Securities Services:  It includes the following services for Chilean Clients:

(i) Custody and liquidation of transactions for foreign assets.

(ii) Depositary bank for issuances of Chilean shares depositary receipts (such as, American Depositary Receipts, Global Depositary Receipts & Restricted Depositary Receipts) and other similar ones, as well as for global shares.

(iii) Agency mandates and fiduciary duties abroad.

Performance Undertakings:  If Banco de Chile fails when providing custody services, Citigroup will pay to the client the costs of such failure, and will then charge the same to Banco de Chile.  A contractual amendment will be introduced in the relation to each client, through which this will contract the services of Citibank, N.A. in New York, which in turn will subcontract Banco de Chile, so they may continue with the guarantees without any capital charge or other accounting effects.  Citigroup will charge a margin for the services, which initially shall be equivalent to 5% of gross income generated.

Solvency Undertaking:  In order to cover the risk over balances in banking accounts of those clients that have any custody with Banco de Chile and which have a solvency undertaking for mandates executed through Citigroup’s subsidiaries, Banco de Chile shall issue a letter of credit with the specific guarantee.  Each year the Parties shall negotiate in good faith the rate to be charged for such letter of credit, which shall be agreed before December 1 of each year.

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Personnel:  The personnel assigned to this section shall have the duties defined in the relevant position descriptions, assuring that executives in charge comply with any standards and controls required to conduct this business.  This implies that personnel shall have both the necessary training and attendance to critical events of products.

Goals:  Goals related to international services shall be established for the Securities Services personnel, pursuant to their relevant duties, which shall be agreed by a joint GTS and Custody business coordination committee.  Global goals shall be reported to the relevant business and regional units in Citigroup.

Measurements:  The exchange of information shall be the one defined in the Cooperation Agreement with a minimum annual frequency, that is, Citigroup shall share information on income and expenses from Securities Services for Chilean Clients and Banco de Chile shall share information on income and expenses for Securities Services provided to clients of Citigroup.

Systems:  Banco de Chile undertakes to use the process services of the regional service center of Citigroup in Tampa, Florida, USA (or any other place in which such center is located in the future), and the global system for the process of securities transactions, “SECORE” and additional systems, which details as to services and uses are identified in Schedule 2.1(a)1 of the MSA, paying the price indicated for each of them, and always pursuant to the provisions of the MSA.

Subordination:  Even though this section shall hierarchically report inside Banco de Chile, by its nature, there will be coordination with the global Citigroup organization, which under no circumstance shall constitute a functional or direct reporting subordination.

Others:  The Parties shall agree on and include through a specific schedule to the MSA, a document detailing the services required to develop the business indicated herein.

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Annex “F”
Agreements of the Management Committee that are an Integral Part Hereof

1.              Agreement on “Proposal for the Distributions of CICC Income” taken in Meeting N° 02/12 held on February 24, 2012 and approved in Meeting N° 04/12 held on May 25, 2012.

2.              “GTS Cash SFS Agreement” approved in Meeting N° 07/12 held on August 24, 2012.

3.              “International Fixed Income Agreement” approved in Meeting N° 08/12 held on October 25, 2012.

4.              “Agreement on the distribution of income for EAF financing operations for or through Citigroup with Multilateral Financing Agencies on Foreign Commerce (ECAS)” approved in Meeting N° 09/12 held on November 22, 2012.

5.              “Agreement on payment discount to international providers, “Supplier Finance” approved in Meeting N° 01/13 held on January 24, 2013.

6.              “Agreement on Equity Capital Markets (ECM) Transactions” approved in Meeting N° 02/14 held on February 27, 2014.

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